Exhibit 99.1

FOR IMMEDIATE RELEASE

PLUG POWER ANNOUNCES CORPORATE RESTRUCTURING

Company to focus on future profitability

LATHAM, NY- December 18, 2008 - Plug Power Inc. (NASDAQ: PLUG), a leader in providing clean, reliable energy solutions, today announced a restructuring intended to focus the company on revenue growth, improve organizational efficiency and position the company for long-term profitability.

Plug Power is eliminating approximately 90 positions, and is offering severance packages to all affected employees. Further details will be provided in an 8-K filing with the SEC the week of December 22, 2008.

Plug Power recently announced an order of 220 GenDrive units from Central Grocers and continues to experience strong market traction in the motive power business.

About Plug Power

Plug Power Inc. (NASDAQ: PLUG), an established leader in the development and deployment of clean, reliable energy solutions, integrates fuel cell technology into motive, continuous and backup power products. The company is actively engaged with private and public customers in targeted markets throughout the world. For more information about how to join Plug Power's energy revolution as an investor, customer, supplier or strategic partner, please visit www.plugpower.com.

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Plug Power Inc. Safe Harbor Statement

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to statements regarding anticipated revenue as a result of the restructuring plan. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control and that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements, including, without limitation, the risk that the restructuring results in greater restructuring charges than anticipated; the risk that unit orders will not ship, be installed and/or convert to revenue, in whole or in part; Plug Power's ability to develop commercially viable energy products; the cost and timing of developing Plug Power's energy products; market acceptance of Plug Power's energy products; Plug Power's ability to manufacture energy products on a large-scale commercial basis; competitive factors, such as price competition and competition from other traditional and alternative energy companies; the cost and availability of components and parts for Plug Power's energy products; Plug Power's ability to establish relationships with third parties with respect to product development, manufacturing, distribution and servicing and the supply of key product components; the cost and availability of fuel and fueling infrastructures for Plug Power's energy products; Plug Power's ability to protect its Intellectual Property; Plug Power's ability to lower the cost of its energy products and demonstrate their reliability; the cost of complying with current and future governmental regulations; the impact of deregulation and restructuring of the electric utility industry on demand for Plug Power's energy products; and other risks and uncertainties discussed under "Item IA-Risk Factors" in Plug Power's annual report on Form 10-K for the fiscal year ended December 31, 2007, filed with the Securities and Exchange Commission ("SEC") on March 17, 2008, and the reports Plug Power files from time to time with the SEC. Plug Power does not intend to and undertakes no duty to update the information contained in this communication.

Media Contact:	Investor Relations Contact:
Katrina Fritz Intwala	Cathy Yudzevich
Plug Power Inc.	Plug Power Inc.
Phone: (518) 782-7700 ext. 1360	Phone: (518) 782-7700 ext. 1448